FULBRIGHT & JAWORSKI
                                     L.L.P.
                   A Registered Limited Liability Partnership
                                666 Fifth Avenue
                         New York, New York 10103-3198

telephone: 212/318-3000                                  Houston
facsimile: 212/752-5958                               Washington, D.C.
                                                         Austin
writer's direct dial number:                           San Antonio
                                                          Dallas
                                                         New York
                                                      Los Angeles
                                                         London
                                                        Hong Kong

                                 Exhibit 5
June 27, 1997


Data General Corporation
4400 Computer Drive
Westboro, Massachusetts  01580

Dear Sirs:

         We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Data General Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) $212,750,000 aggregate principal amount of the Company's 6% Convertible Subordinated Notes due 2004 (the "Notes") and (ii) 8,122,089 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes, plus such additional number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price.

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Indenture under which the Notes were issued, the Restated Certificate of Incorporation of the Company and the By-Laws of the Company.

         Based on the foregoing, we advise you that in our opinion:

                  1. The Notes are valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether considered in equity or at law; and

                  2. The Common Stock issuable upon conversion of the Notes has been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.


                                Very truly yours,

                                /s/Fulbright & Jaworski L.L.P.